NEXPOINT REAL ESTATE STRATEGIES FUND

(the “Fund”)

Supplement dated November 14, 2023 to the Fund’s Prospectus and Statement of Additional Information (“SAI”), each dated April 30, 2023, as supplemented from time to time

This supplement provides new and additional information beyond that contained in the Prospectus and the SAI and should be read in conjunction with the Prospectus and the SAI. Capitalized terms and certain other terms used in this supplement, unless otherwise defined in this supplement, have the meanings assigned to them in the Prospectus and the SAI.

Effective November 9, 2023, Matthew Goetz no longer serves as a portfolio manager for the Fund. All references to Mr. Goetz contained in the Fund’s Prospectus and SAI are hereby deleted. James Dondero and Matthew McGraner continue to serve as portfolio managers for the Fund and are primarily responsible for the Fund’s investments.

INVESTORS SHOULD RETAIN THIS SUPPLEMENT WITH THE PROSPECTUS AND SAI FOR FUTURE REFERENCE.

NRESF-SUPP-1123